SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

(Name of Registrant as Specified In Its Charter)
CINERGY CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 19, 2001

Dear Shareholder:

       You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. to be held on Tuesday, May 1, 2001, at 11:00 a.m., eastern daylight time, in the Pavilion Room of the Omni Netherland Plaza Hotel, 35 West Fifth Street, Cincinnati, Ohio.

       As explained in the enclosed proxy statement, at this year's meeting you will be asked to vote for the election of four Class I directors and for the amendment of Article FOURTH of Cinergy's Certificate of Incorporation authorizing the issuance of a class of preferred stock, and to consider any other business that properly comes before the meeting.

       It is important to your interests that all Cinergy shareholders, regardless of the number of shares owned, participate in the affairs of the company. Last year, nearly 81% of Cinergy's shares were represented in person or by proxy at the annual meeting.

       Even if you plan to attend this year's meeting, it is a good idea to vote your shares now before the meeting, in the event your plans change. You may vote by using the toll-free telephone number provided or via the Internet. If you wish to use either of these methods, please follow the telephone or Internet voting instructions that are printed on your enclosed proxy card. Alternatively, you may mark, date and sign your proxy card and return it using the envelope provided, on which no postage stamp is necessary if mailed in the United States.

       Whether you choose to vote by telephone, Internet or by mail, your response is greatly appreciated.

       We hope you will find it possible to attend this year's meeting, and thank you for your continued interest in Cinergy.

                      Sincerely,

                      James E. Rogers
                      Chairman of the Board, President and
                      Chief Executive Officer

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2001

       We will hold the Annual Meeting of Shareholders of Cinergy Corp. on Tuesday, May 1, 2001 at 11:00 a.m., eastern daylight time, in the PAVILION ROOM of the OMNI NETHERLAND PLAZA HOTEL, 35 West Fifth Street, Cincinnati, Ohio.

       The purposes of the Annual Meeting are to:

  •
  elect four Class I directors to serve for three-year terms ending in 2004;

  •
  amend Article FOURTH of the Certificate of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock issuable in one or more series with the terms of each series determined by the Board of Directors;

and to transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

       Shareholders of record at the close of business on Friday, March 2, 2001 may vote at the Annual Meeting. It is important that your shares be represented at this meeting.

       Whether or not you expect to be present at the Annual Meeting, please vote by toll-free telephone or Internet, or mark, date and sign the enclosed proxy card and return it promptly. Regardless of the manner in which you vote, you may revoke your proxy at any time before it is voted at the Annual Meeting.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 19, 2001

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

PROXY STATEMENT

Introduction

       Cinergy Corp. is a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935. Cinergy is the parent company of:

  •
  PSI Energy, Inc., our operating utility that provides electric service to our customers in north central, central and southern Indiana;
  •
  The Cincinnati Gas & Electric Company, our operating utility that provides electric and gas service to our customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to our customers in adjacent areas in Kentucky;
  •
  Cinergy Services, Inc., the subsidiary we use to provide a variety of centralized administrative, management and support services to our companies;
  •
  Cinergy Global Resources, Inc., the subsidiary we primarily use to hold our international businesses and certain domestic investments; and
  •
  Cinergy Investments, Inc., the subsidiary we use to hold most of our domestic, non-utility businesses.

       Cinergy has other subsidiaries formed for a variety of purposes, including holding our interests in new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing and Solicitation of Proxies

       This solicitation of proxies is made by Cinergy's Board of Directors for the Annual Meeting of Shareholders to be held on May 1, 2001. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2000, is also enclosed.

       We began mailing our proxy material to shareholders on or about March 19, 2001.

       Cinergy will pay the cost of the solicitation of proxies by the Board. We have hired Corporate Investor Communications, Inc., a Georgeson Shareholder Communications Company, to help us mail the proxy material and to solicit proxies. Their fee for these services is $8,500, plus out-of-pocket expenses. We can solicit proxies by mail, personally or by telephone. Our officers and employees may assist in this process; however, they will not receive additional pay for these services. We have asked brokerage houses and other custodians, nominees and fiduciaries to forward our proxy material to the beneficial owners of Cinergy common stock, and we will reimburse them for their out-of-pocket expenses for forwarding the material.

       This solicitation of proxies has been approved by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. An application has been filed with the SEC requesting approval of the amendment of the Certificate of Incorporation to authorize the issuance of preferred stock (described below as Item 2).

What You Are Voting On

       You are being asked to vote for:

  •
  the election of four Class I directors (James K. Baker, Michael G. Browning, John A. Hillenbrand II and George C. Juilfs) for three-year terms ending in 2004; and
  •
  the amendment of Cinergy's Certificate of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock, issuable in one or more series with the terms of each series to be determined by the Board of Directors.

       The Board recommends that you vote FOR each nominee and FOR the amendment of the Certificate of Incorporation.

Who Can Vote

       Holders of record of Cinergy common stock on March 2, 2001, the record date, may vote at the Annual Meeting. Our common stock is Cinergy's only voting security. There were        shares of Cinergy common stock outstanding on the record date. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares must be present in person or represented by proxy so as to comprise a quorum. It is important that you vote promptly so that your shares are counted toward the quorum.

How You Can Vote

    By Proxy – Before the Annual Meeting, you can give a proxy to vote your shares of Cinergy common stock in one of the following ways:

  •
  by calling the toll-free telephone number;
  •
  by using the Internet; or
  •
  by completing and signing your proxy card and mailing it in time to be received before the meeting.

       The telephone and Internet voting procedures are designed to confirm your identity, to allow you to give your voting instructions and to verify that your instructions have been properly recorded. If you wish to vote by telephone or Internet, please follow the instructions that are printed on your enclosed proxy card.

       If you mail us your properly completed and signed proxy card, or vote by telephone or Internet, your shares of Cinergy common stock will be voted according to the choices you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted FOR the election of all nominees for director and FOR the amendment of the Certificate of Incorporation. We do not expect that any other matters will be brought before the Annual Meeting. However, by giving your proxy you appoint the persons named as proxies as your representatives at the Annual Meeting. If an issue comes up for vote at the meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

    In Person – You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating you were the owner of the shares on March 2, 2001.

How You Can Revoke Your Proxy

       You may revoke your proxy at any time after you give it and before it is voted in one of the following ways:

  •
  by notifying Cinergy's Secretary in writing that you are revoking your proxy;
  •
  by giving another signed proxy that is dated after the proxy you wish to revoke;
  •
  by using the telephone or Internet voting procedures; or
  •
  by attending the Annual Meeting and voting in person.

How Votes Are Counted

       Each share of Cinergy common stock is entitled to one vote on each matter voted on at the Annual Meeting. For the election of directors, the four persons receiving the greatest number of votes will be elected to the Board. Approval of the amendment of Article FOURTH of the Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of Cinergy common stock. Abstentions and broker non-votes will have the effect of votes against the proposal. Any other matter that comes up for vote at the Annual Meeting will be determined by the favorable vote of the majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter. In counting the vote on any other matter, abstentions will have the same effect as votes against the matter and shares that are the subject of a broker non-vote will be deemed absent and have no effect on the outcome of the vote. A broker non-vote occurs when a broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under New York Stock Exchange rules, does not have discretionary authority to vote on a proposal.

       Cinergy has retained Corporate Election Services, Inc. to preliminarily count the votes. Inspectors of election will be appointed by the presiding officer at the Annual Meeting, and they will determine the final count and announce the voting results at the meeting.

ITEM 1.  ELECTION OF DIRECTORS

       Cinergy's Board is divided into three classes (Class I, Class II and Class III), with all classes as nearly equal in number as possible. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class I directors will expire at the Annual Meeting.

       The Board has nominated James K. Baker, Michael G. Browning, John A. Hillenbrand II and George C. Juilfs for re-election as Class I directors for three-year terms ending in 2004.

       If any director is unable to stand for re-election, the Board may reduce the number of directors or designate a substitute. In that case, the shares represented by your proxy may be voted for a substitute director. However, we do not expect that any nominee will be unavailable or unable to serve.

       Messrs. Neil A. Armstrong, Melvin Perelman and Oliver W. Waddell retired from the Board during 2000 and we thank them for their years of valuable service to Cinergy.

       The following brief biographies contain information about the four nominees for director and about the directors whose terms extend beyond the Annual Meeting. The information includes each person's principal occupation and business experience for at least the past five years. Mr. Rogers is the only director who is an employee of Cinergy, its subsidiaries or affiliates.

       The Board Recommends Voting FOR ALL Nominees, Designated in the Proxy as Item 1.

Class I Director Nominees for terms ending in 2004

James K. Baker
  Director of Cinergy since 1994;
  Chair of the Audit Committee and
    Member of the Executive Committee.
  Director of PSI since 1986. Age 69.

Mr. Baker served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, from 1996 until his retirement in 1998. Previously, he served in various executive capacities at Arvin, including Chairman of the Board and Chief Executive Officer. Mr. Baker is a director of Amcast Industrial Corp. and Poly One Corp.

Michael G. Browning
  Director of Cinergy since 1994;
  Chair of the Compensation Committee and
    Member of the Corporate Governance Committee.
  Director of PSI since 1990. Age 54.

Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He also serves as owner, general partner or managing member of various real estate entities.

John A. Hillenbrand II
  Director of Cinergy since 1994;
  Chair of the Public Policy Committee and
    Member of the Audit Committee.
  Director of PSI since 1985. Age 69.

Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is also a director of Hillenbrand Industries, Inc.

George C. Juilfs
  Director of Cinergy since 1994;
  Member of the Compensation Committee and
    of the Public Policy Committee.
  Director of CG&E from 1980 to 1995. Age 61.

Mr. Juilfs is President and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture fastening systems and commercialize health-care technologies. He is a director, serving as chairman of the board, of the Cincinnati office of the Federal Reserve Bank of Cleveland.

Class II Directors with terms ending in 2002

Thomas E. Petry
  Director of Cinergy since 1994;
  Member of the Compensation Committee and
    of the Executive Committee.
  Director of CG&E from 1986 to 1995. Age 61.

Mr. Petry served as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products, until his retirement in 1998. Mr. Petry is a director of Firstar Corporation and The Union Central Life Insurance Company.

Jackson H. Randolph
  Director of Cinergy since 1993;
  Member of the Executive Committee.
  Director of CG&E from 1983, and of PSI from 1994, to 2000. Age 70.

Mr. Randolph was named Chairman Emeritus of Cinergy in December 2000. Previously, he served as Chairman of the Board of Cinergy, and held similar executive officer positions with Cinergy's principal subsidiaries. Mr. Randolph is a director of PNC Financial Services Group, Inc.

Mary L. Schapiro
  Director of Cinergy since 1999;
  Member of the Audit Committee and
    of the Public Policy Committee. Age 45.

Ms. Schapiro is President and a board member of NASD Regulation, Inc. NASD Regulation is the independent regulatory subsidiary of the National Association of Securities Dealers, Inc. and is responsible for regulating all member brokerage firms and individual registered representatives and for oversight of The Nasdaq Stock Market. Previously, she served as Chair of the Commodity Futures Trading Commission and as a Commissioner of the Securities and Exchange Commission. Ms. Schapiro is also a member of the Board of Governors of the National Association of Securities Dealers, Inc.

Philip R. Sharp, Ph.D.
  Director of Cinergy since 1995;
  Member of the Audit Committee and
    of the Public Policy Committee. Age 58.

Dr. Sharp is a Lecturer in Public Policy at Harvard University's John F. Kennedy School of Government. He also serves as a member of the Secretary of Energy's Advisory Board and as Chairman of the Secretary's Electric System Reliability Task Force. A 10-term Congressman from Indiana, Dr. Sharp was a ranking member of the House Energy and Commerce Committee and was chairman of the House Energy and Power Subcommittee. He is a director of New England Power Company.

Dudley S. Taft
  Director of Cinergy since 1994;
  Chair of the Corporate Governance Committee and
    Member of the Executive Committee.
  Director of CG&E from 1985 to 1995. Age 60.

Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company, which holds investments in media-related activities. He is a director of Fifth Third Bancorp, Fifth Third Bank, Tribune Company, The Union Central Life Insurance Company and U.S. Playing Card Company.

Class III Director Nominees for terms ending in 2003

Phillip R. Cox
  Director of Cinergy since 1994;
  Member of the Corporate Governance Committee and
    of the Public Policy Committee.
  Director of CG&E from 1994 to 1995. Age 54.

Mr. Cox is President and Chief Executive Officer of Cox Financial Corporation, a provider of financial and estate planning services. He is a director of Broadwing Inc., the Federal Reserve Bank of Cleveland, Long Stanton Manufacturing Co. and Touchstone Mutual Funds.

James E. Rogers
  Director of Cinergy since 1993;
  Chair of the Executive Committee.
  Director of PSI since 1988 and of CG&E since 1994. Age 53.

Mr. Rogers was elected Chairman of the Board, President and Chief Executive Officer of Cinergy in December 2000. Previously, he served as Vice Chairman, President and Chief Executive Officer of Cinergy. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. Mr. Rogers is a director of Duke-Weeks Realty Corp., Enermetrix, Fifth Third Bancorp and Fifth Third Bank.

John J. Schiff, Jr.
  Director of Cinergy since 1994;
  Member of the Audit Committee and
    of the Compensation Committee.
  Director of CG&E from 1986 to 1995. Age 57.

Mr. Schiff is Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation, an insurance holding company, and of The Cincinnati Insurance Company. He also served as Chairman and Chief Executive Officer of John J. & Thomas R. Schiff & Co., Inc., an insurance agency, through 1996. Mr. Schiff is a director of Fifth Third Bancorp, Fifth Third Bank and The Standard Register Company.

Meetings and Committees of the Board

       Cinergy's Board met 12 times during 2000. All directors attended more than 75% of the total number of Board meetings and meetings of the committees on which they served. The Board has five standing committees to help carry out its responsibilities. Directors' committee memberships are included above with their biographical information.

       The Audit Committee met 4 times during 2000. Each of its members is a non-employee director of Cinergy, and also an "independent" director within the meaning of Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange's listing standards. This Committee recommends to the Board a firm of independent public accountants to conduct audits of the accounts of Cinergy and its subsidiaries. It also reviews with the independent public accountants the scope and results of their audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of Cinergy and its subsidiaries, and makes reports and recommendations to the Board as it deems appropriate. For more information, below please find the "Audit Committee Report."

       The Compensation Committee met 3 times during 2000. The nature and scope of the Compensation Committee's responsibilities are described in the "Board Compensation Committee Report on Executive Compensation" on page 15.

       The Corporate Governance Committee met 2 times during 2000. This Committee recommends to the Board the slate of nominees for director for each year's annual meeting and, when vacancies occur, names of individuals who would make suitable directors of Cinergy. It also consults with appropriate officers of the company on matters relating to the organization of the Board and its committees. The Committee has no established procedures for consideration of nominees recommended by shareholders.

       The other standing committees of the Board are the Executive Committee and the Public Policy Committee.

Audit Committee Report

       In 2000, the Securities and Exchange Commission adopted new rules relating to the disclosure of information about companies' audit committees. The new rules require that the proxy statement contain a report of the audit committee addressing specific matters and that a company's audit committee charter be included as an attachment to the proxy statement at least once every three years.

       Cinergy's Audit Committee Charter is included as Appendix A to this Proxy Statement. The Charter describes the nature and scope of the duties and responsibilities of the Audit Committee. The Audit Committee's Report follows.

Audit Committee Report

       The Audit Committee has reviewed and discussed Cinergy's audited consolidated financial statements with management. Further, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 – Communication with Audit Committees), as amended, relating to the accountants' judgment about the quality of Cinergy's accounting principles, judgments and estimates, as applied in its financial reporting.

       The Audit Committee also has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from Cinergy and its subsidiaries, and has discussed with the independent public accountants their independence.

       Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Cinergy's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                      Audit Committee

                      James K. Baker, Chairperson
                      John A. Hillenbrand II
                      Mary L. Schapiro
                      John J. Schiff, Jr.
                      Philip R. Sharp

Compensation of Directors

       Each of Cinergy's non-employee directors receives an annual retainer fee of $30,000 plus a fee of $1,500 for each Board meeting attended. Non-employee directors who serve on one or more Board committees receive an annual retainer fee of $3,000 for each committee membership, plus a fee of $1,500 for each committee meeting attended. Chairpersons of the committees receive an additional annual retainer fee of $3,000. The fee for any Board or committee meeting held by conference call is $750. Directors who are employees of Cinergy receive no compensation for their services as directors.

       Under our Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer his or her fees into a bookkeeping account denominated in either:

  •
  units representing shares of Cinergy common stock; and/or
  •
  cash.

If deferred in units, dividends are credited to the director's account, acquiring additional units at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred in cash earn interest at the annual rate (adjusted quarterly) equal to the interest rate for a one-year certificate of deposit, as quoted in The Wall Street Journal for the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally after the director retires from the appropriate board.

       Under Cinergy's Stock Option Plan, each non-employee director is granted a non-qualified stock option to purchase 12,500 shares of Cinergy common stock when he or she first is elected to the Board. All options have exercise prices equal to 100% of the fair market value of Cinergy common stock on the date of the grant, vest at the rate of 20% per year over a five-year period and may be exercised over a ten-year term.

       Under Cinergy's Retirement Plan for Directors, the accrual of future benefits was eliminated effective January 1,1999. Each director serving on January 1, 1999 with an accrued cash benefit under the Plan was permitted to convert the benefit to units representing shares of Cinergy common stock or to retain a cash benefit and receive an annual cash payment equal to the fees in effect at the time of retirement from the appropriate board.

       Under Cinergy's Directors' Equity Compensation Plan, each non-employee director receives an annual award on December 31 equal to 450 shares of Cinergy common stock.

       Each stock unit account in the Retirement Plan for Directors and the Directors' Equity Compensation Plan acquires additional units by the crediting of dividends to the account, at the same time and rate as dividends are paid to holders of Cinergy common stock. A director's account is distributed as shares of Cinergy common stock after he or she retires from the Board.

ITEM 2.  APPROVAL OF AMENDMENT OF ARTICLE FOURTH OF CINERGY'S CERTIFICATE OF INCORPORATION

       The Board of Directors has unanimously approved amending Article FOURTH of Cinergy's Certificate of Incorporation to enhance the corporation's capital structure by authorizing the issuance of up to 10,000,000 shares of preferred stock, $.01 par value. The Board will have the right to establish, for each series of preferred stock issued from time to time, the series': designation and number of shares; dividend rights and rates; voting, conversion and redemption rights, if any; liquidation rights; powers, preferences and relative, participating, optional or other special rights, if any; and any qualifications, limitations or restrictions on those rights. Cinergy currently does not have any authorized shares of preferred stock. The text of these new preferred stock provisions is set forth in Appendix B to this Proxy Statement. Article FOURTH also will be amended to add the 10,000,000 shares of preferred stock to Cinergy's total authorized capital stock.

       The Board of Directors strongly recommends your vote "FOR" this proposal.

       As further discussed below, the Board has resolved not to issue the preferred stock in response to a takeover threat without prior shareholder approval and not to give any issued preferred stock super-majority voting rights. Cinergy currently has no plans to issue any of the preferred stock.

Reasons for and Effect of Amendment

       The Board of Directors believes that the availability of preferred stock will provide Cinergy with increased flexibility in connection with future financing and similar corporate transactions. Cinergy expects this flexibility to become increasingly important in the deregulated environment into which it and other energy companies are moving. Because, except as discussed below, the preferred stock may be issued without further action by shareholders, Cinergy will be able to respond quickly to corporate opportunities and changing market conditions. If shareholder approval were required before a series of preferred stock could be issued, a delay of several months would be likely. Changes in market conditions during this time could result in terms proposed to and approved by shareholders that, when the process ends, are no longer acceptable to investors. Additionally, obtaining shareholder approval involves significant expense, which will be saved if the preferred stock is pre-authorized.

       The amendment of Article FOURTH does not, by itself, change any of the current rights of holders of Cinergy's common stock. However, any preferred stock which ultimately is issued almost certainly would have preference over the common stock upon liquidation and in the payment of dividends and could have special voting rights (for instance, in the event required dividends are not paid) and other rights that take precedence over those of the common stock. Accordingly, the issuance of preferred stock could decrease the amount of earnings and assets allocable or available for distribution to holders of Cinergy's common stock and adversely affect other rights and preferences, including voting rights, of the common stock. As indicated above, Cinergy is not currently contemplating the issuance of any preferred stock. Therefore, it is not possible to know what, if any, effect an issuance would have on the various rights of holders of Cinergy common stock. The terms of any series of preferred stock will be established by negotiation between Cinergy and the persons to whom the stock will be issued.

       Cinergy does not intend to seek further shareholder approval prior to any issuance of preferred stock, unless required by law or the rules of the New York Stock Exchange and except as discussed below.

Anti-Takeover Aspects

       The Board of Directors has undertaken not to issue the preferred stock for the principal purpose of acting as an anti-takeover device and to seek shareholder approval prior to authorizing the issuance of any preferred stock for that purpose.

       Preferred stock can be, and has been, used by corporations specifically for anti-takeover purposes. For example, shares can be privately placed with purchasers who support a board of directors in opposing a tender offer or other hostile takeover bid, or can be issued to dilute the stock ownership and voting power of a third party seeking a merger or other extraordinary corporate transaction. Under these and similar circumstances, the preferred stock can serve to perpetuate incumbent management and can adversely affect shareholders who may want to participate in the tender offer or other transaction.

       The Board of Directors is sensitive to these issues, particularly because Cinergy's Certificate of Incorporation and By-Laws already contain provisions that may have an anti-takeover effect. These provisions require, among other things, (i) a classified Board of Directors, (ii) a vote of at least 80% of Cinergy's voting power to amend certain provisions of its By-Laws or to remove directors from office, and (iii) advance notice procedures with respect to shareholder proposals and nominations of directors. Cinergy also has a shareholder rights plan, the effect of which may be to discourage attempts to gain control of Cinergy without the approval of the Board. This rights plan would not be affected by the proposed authorization of shares of preferred stock.

       The proposal to amend Article FOURTH is not part of a plan to adopt a series of anti-takeover measures, and Cinergy has no present intent to propose other anti-takeover measures in future proxy solicitations. To emphasize this point, the Board has adopted resolutions that state that the preferred stock authorized by the amendment of Article FOURTH:

  a)
  not be used for the principal purpose of acting as an anti-takeover device without shareholder approval; and

  b)
  not be given super-majority voting rights.

Approval of Amendment of Article FOURTH

       Approval of the amendment of Article FOURTH requires the affirmative vote of holders of a majority of the shares of Cinergy's outstanding common stock. Abstentions and broker non-votes will have the effect of votes against the proposal.

       The Board of Directors unanimously recommends voting FOR the Proposal, designated on the Proxy as Item 2.

Security Ownership of Certain Beneficial Owners and Management

       Listed on following table are the owners of 5% or more of Cinergy's outstanding shares of common stock, as of December 31, 2000. This information is based on the most recently available reports filed with the Securities and Exchange Commission and provided to us by the companies listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sanford C. Bernstein & Co., Inc. 767 Fifth Avenue New York, NY 10153	shares	(1)%
U.S. Trust Company of California, N.A. 515 South Flower Street Los Angeles, CA 90071	10,415,588 shares	(2)	6.6%

(1)
Holder reports having sole voting power with respect to        shares, shared voting power with respect to        shares and sole dispositive power with respect to all shares.

(2)
Shares held as trustee of benefit plans for employees of Cinergy and its subsidiaries. Participants have the right to vote shares credited to their accounts; the trustee has discretion to vote shares not voted by participants

       Listed on following table are the number of shares of Cinergy common stock beneficially owned by each nominee, continuing director and executive officer named in the Summary Compensation Table (on page 20), and by all directors and executive officers as a group, as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)
James K. Baker	28,105 shares
Michael G. Browning	113,920 shares
Phillip R. Cox	75,200 shares
Michael J. Cyrus	166,473 shares

William J. Grealis	shares
John A. Hillenbrand II	78,264 shares
Donald B. Ingle, Jr.	shares
George C. Juilfs	38,396 shares
Thomas E. Petry	56,792 shares
Jackson H. Randolph	270,137 shares
James E. Rogers	shares
Mary L. Schapiro	13,043 shares
John J. Schiff, Jr.	63,617 shares	(3)
Philip R. Sharp	37,175 shares
Dudley S. Taft	21,500 shares
Larry E. Thomas	302,987 shares
All directors and executive officers as a group (26 persons)	shares

(1)
The beneficial ownership of all directors and executive officers as a group represents     % of the outstanding shares of Cinergy common stock; no individual person's ownership exceeds     % of the outstanding shares.

(2)
Includes shares acquired under Cinergy's Director, Officer and Key Employee Stock Purchase Program which is described below.

Also includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker – 14,500; Mr. Browning – 14,500; Mr. Cox – 14,500; Mr. Cyrus – 54,300; Mr. Grealis – 157,796; Mr. Hillenbrand – 14,500; Mr. Ingle – 46,700; Mr. Juilfs – 14,500; Mr. Petry – 14,500; Mr. Randolph – 136,887; Mr. Rogers – 696,429; Ms. Schapiro – 7,000; Mr. Schiff – 14,500; Dr. Sharp – 12,000; Mr. Taft – 14,500; Mr. Thomas – 144,945; and all directors and executive officers as a group – 1,629,316.

Does not include units representing shares of Cinergy common stock credited under Cinergy's Retirement Plan for Directors, Directors' Equity Compensation Plan and/or Directors' Deferred Compensation Plan in the following amounts: Mr. Baker –       ; Mr. Browning –       ; Mr. Cox –     Mr. Hillenbrand –       ; Mr. Juilfs –       ; Mr. Petry –       ; Ms. Schapiro –     Mr. Schiff –       ; Dr. Sharp –     and Mr. Taft –       .

(3)
Includes 15,000 shares owned of record by a trust of which Mr. Schiff is one of three trustees who share voting and investment power equally. Does not include 1,730,000 shares, as to which Mr. Schiff disclaims any beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.

Director, Officer and Key Employee Stock Purchase Program

       Under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees were able to purchase shares of Cinergy common stock during February 2000, thereby further aligning their interests with those of our shareholders.

       All of our continuing non-employee directors who will not be retiring within the next year either purchased stock through the Program or separately. Seven current directors are participating in the financing portion of the Program described below. In addition, 13 current executive officers elected to purchase stock through the Program, all of whom are participating in the financing portion. Totals of $20,750,000 of common stock purchased by current directors and executive officers and $17,050,000 purchased by other current officers and key employees are being financed through the Program. Individual purchases financed range from $150,000 to $3,000,000.

       Participants had the option of financing the purchases through a five-year credit facility arranged by Cinergy with a bank. Loans to participants under the facility bear interest at the rate of 8.68% per year. Each participant is obligated to repay the bank any loan principal, interest and prepayment fees associated with his or her loan, and each has assigned his or her dividend rights on the purchased shares to the bank to be applied to interest payments as due on the loan.

       Cinergy Services and, in part, Cinergy have guaranteed repayment to the bank of 100% of each participant's loan obligations and the associated interest, and each participant has agreed to indemnify the guarantor for any payments made by it under the guaranty on the participant's behalf. A participant's obligations to the bank are unsecured, and no restrictions are placed on the participant's ability to sell, pledge or otherwise encumber or dispose of his or her purchased shares.

Board Compensation Committee Report on Executive Compensation

       The Compensation Committee of the Board:

  •
  establishes Cinergy's executive compensation policy;
  •
  recommends, oversees and administers compensation plans for executive officers and key employees;
  •
  determines compensation for the chief executive officer; and
  •
  reviews and approves compensation for our remaining executive officers.

       During 2000, the Committee consisted of Messrs. Michael G. Browning (Chair), George C. Juilfs, Thomas E. Petry and John J. Schiff, Jr. Each of the members is an independent, "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

Compensation Policy

       Our compensation program for executive officers consists of salary, annual cash incentives and long-term incentives. The program is designed to attract, retain and motivate the high quality employees needed to provide superior service to customers and to maximize returns to shareholders.

       Base salaries for the executive group are competitive (targeted at the 75th percentile) with those provided by comparably sized utility companies. Base salaries are reviewed annually. Any increases are based on such factors as competitive industry salaries, Cinergy's financial results and a subjective assessment of each person's performance, role and skills.

       Our executive compensation program also seeks to link executive and shareholder interests through cash and equity incentive plans, in order to reward corporate and individual performance. Annual and long-term incentive plans are designed to provide opportunities that are competitive with comparably sized companies in general industry (targeted at the 50th percentile).

       The Committee believes strongly that annual and long-term incentive opportunities assist in motivating the types of behavior necessary to successfully manage short- and long-term corporate goals. This emphasis results in a compensation mix in which annual and long-term incentives make up, on the average, at least 50% of the annual compensation that can be earned by the chief executive officer and the other executive officers.

       Cinergy also has two non-qualified deferred compensation plans for executive officers:

  •
  the Deferred Incentive Compensation Plan allows deferral of all or a portion of cash awards otherwise payable under our Annual Incentive Plan; and
  •
  the Excess 401(k) Plan allows deferral of a portion of base salaries that cannot be deferred under Cinergy's 401(k) plan because of federal limitations on the amount of compensation that can be deferred into qualified plans.

Annual Incentive Compensation

       Approximately 470 management employees, including all executive officers, are eligible to participate in Cinergy's Annual Incentive Plan. Each participant is eligible to receive an incentive cash award or bonus to the extent that certain pre-determined corporate, business unit and individual goals are achieved. For 2000, the Annual Incentive Plan was based on a corporate earnings per share goal, business unit earnings per share targets, business unit objective value measures and individual goals. For employees assigned to the corporate center, the corporate earnings per share and individual goals were each weighted at       % of the total possible award. The weightings assigned to business unit earnings per share targets and business unit value measures varied from

business unit to business unit and ranged from       % to       % and from       % to       %, respectively. The weighting assigned to individual goals was        % for each business unit.

       For 2000, the achievement levels – on a sliding scale of 1.0 to 3.0 – for the corporate goal, the business units' earnings per share goals, and the business units' value measures were               .

       For 2000, potential awards ranged from 2.5% to 90% of the employee's annual base salary, depending upon achievement levels and the employee's position. Graduated standards for achievement were developed to encourage each employee's contribution.

       Also for 2000, the Committee determined the achievement level for each named executive officer based on an assessment of both individual objective goals and an evaluation of individual performance. The Committee determined that the achievement level for individual goals ranged from    to   on a 1.0 to 3.0 scale.

       For 2001, the Annual Incentive Plan will be based on a corporate earnings per share goal, which will account for       % of the total possible award, and achievement of                goals, which will account for                          .

Long-Term Incentive Compensation

       Cinergy has a long-term incentive compensation program (the "LTIP") under the terms of the 1996 Long-Term Incentive Compensation Plan. The LTIP is designed to combine the interests of our shareholders, customers and management to enhance value by increasing total shareholder return. The LTIP ties a large portion of the participants' potential pay to long-term performance. This approach provides a greater upside potential for outperforming peer companies, plus downside risk for underperformance. Approximately 95 management employees, including all executive officers, participate in the LTIP.

       Effective January 1, 2000, three new performance cycles were initiated so that, going forward, the LTIP will consist of overlapping three-year performance cycles. The first of these covered only calendar year 2000; the second covers calendar years 2000 through 2001; and the third covers calendar years 2000 through 2002. A fourth performance cycle started January 1, 2001 and will continue through December 31, 2003. Subsequent three-year performance cycles will start on January 1 of each year.

       For each current performance cycle, the annualized target award opportunity as a percent of base salary ranges from 20% to 160% depending on the participant's position. The target LTIP award values are 160% of base salary for the chief executive officer and 90% of base salary for each of the other eligible named executive officers. Stock options comprise 25% of the total award opportunity under the third and fourth performance cycles, and the Value Creation Plan comprises the other 75%. For the third and fourth performance cycles, grants of stock options were made effective January 19, 2000 and January 1, 2001, respectively. No grants of options were made with respect to the new first and second performance cycles, so the Value Creation Plan makes up the total available award opportunity under those cycles.

       The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle that will vest to the extent that Cinergy's total shareholder return ("TSR") targets for the cycle are met as compared with the TSR of a peer group of companies. The peer group consists of the companies in the S&P Super Composite Electric Index, in which Cinergy is included. TSR means share price appreciation plus dividends, divided by the stock price at the beginning of the cycle. Target grants of performance shares were made effective January 19, 2000, for the first, second and third performance cycles. For the fourth performance cycle, a target grant of performance shares was made effective January 1, 2001.

       Under each performance cycle, except in the case of disability, death, or retirement on or after age 50 during the cycle, a participant must be employed by Cinergy on January 1 following the end of a cycle to receive an earned award. Earned performance shares will be paid out no later than April 1 following the end of the cycle.

       Cinergy's TSR performance percentile for the cycle that covered the 2000 calendar year was 0.586, which corresponds to an earned performance shares award of 110.1% of each participant's target grant of performance shares, including each named executive officer.

Chief Executive Officer

       The Committee approved a base salary increase for Mr. Rogers for 2000 based on Cinergy's accomplishments in 1999 and a subjective assessment of Mr. Rogers' personal performance in 1999. The increase was also designed to maintain Mr. Rogers' annual base salary at approximately the 75th percentile of that provided to chief executive officers by comparably sized utility companies, consistent with the Committee's compensation policy as above outlined. For 2000, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $       . The award was based on Cinergy's achievement of its corporate earnings per share goal for the year, and the Committee's determination of Mr. Rogers' achievement of individual goals. Mr. Rogers' maximum potential 2000 award under the Annual Incentive Plan was equal to 90% of his annual base salary (including deferred compensation). Also, for the first new performance cycle of the LTIP ending December 31, 2000, Mr. Rogers received a stock award consisting of 22,818 shares of Cinergy common stock, based on Cinergy's TSR achievement relative to the peer group.

       Effective January 3 and January 19, 2000, the Committee granted Mr. Rogers two separate options to purchase 55,400 and 378,200 shares of Cinergy common stock, at the respective fair market values of $23.656 and $24.375 per share. The January 3, 2000 grant was the second part of a grant intended to encourage Mr. Rogers to remain in the employ of Cinergy. The January 19, 2000 option was granted under the performance cycle of the LTIP that covered the 2000 calendar year.

Code Section 162(m)

       Internal Revenue Code Section 162(m) generally limits Cinergy's annual tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee's intent is to qualify the incentive compensation of the named executive officers for full corporate deductibility whenever feasible and consistent with the goals of the Committee's compensation policy. Thus, Cinergy has taken steps to qualify compensation related to grants of stock options and performance shares under the LTIP and bonuses paid pursuant to objective goals under the Annual Incentive Plan for full deductibility as performance-based compensation. However, in order to be competitive with comparable companies as to base salary and incentive compensation, and to attract and retain skilled employees, the Committee awards compensation, from time to time, that does not qualify for exemption from the deduction limit under Code Section 162(m).

       The tables that follow, and accompanying footnotes, reflect the decisions covered by this discussion.

                      Compensation Committee

                      Michael G. Browning, Chair
                      George C. Juilfs
                      Thomas E. Petry
                      John J. Schiff, Jr.

Summary Compensation Table

       The following table shows, for the past three years, the compensation paid to Mr. Rogers, our chief executive officer, to the other four most highly compensated executive officers in 2000 who were serving as executive officers on December 31, 2000, and to Mr. Randolph, who retired as an executive officer on November 30, 2000. These amounts include payments for services in all capacities to Cinergy and its subsidiaries. We sometimes refer to the persons listed below as the "named executive officers."

					Long-Term Compensation
					Awards
		Annual Compensation						Payouts
					(f)		(g)		(i)
(a)	(b)	(c)	(d)	(e)	Restricted Stock Awards ($)		Securities Underlying Options/SARs (#)	(h)	All Other Compen- sation(1) ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)				LTIP Payouts ($)
James E. Rogers	2000	1,050,000		32,268	0		433,600	841,870	171,511
Chairman of the Board,	1999	925,008	877,507	42,288	0		500,000	0	153,866
President and Chief	1998	810,000	619,200	47,041	0		535,400	0	138,329
Executive Officer
Michael J. Cyrus	2000	524,700		68,859	0		52,500	256,826	19,576
Vice President of Cinergy, and	1999	491,250	245,625	79,451	0		174,300	0	14,079
Chief Executive Officer of the	1998	332,308	180,000	0	994,917	(2)	24,300	0	200,157
Energy Merchant Business Unit
William J. Grealis	2000	485,535		73,472	0		47,500	232,586	19,545
Vice President of Cinergy, and	1999	440,004	264,002	22,958	0		170,700	0	22,690
Chief Executive Officer of the	1998	396,900	180,590	25,643	0		20,700	0	34,313
Regulated Businesses Business Unit
Larry E. Thomas	2000	439,450		6,332	0		42,100	206,169	17,668
Vice President of Cinergy, and	1999	390,000	234,000	34,343	0		168,400	0	14,998
Chief Executive Officer of the	1998	352,848	169,367	9,678	0		18,400	0	16,594
Power Technology and Infrastructure Services Business Unit
Donald B. Ingle, Jr.	2000	374,584		31,329	0		36,800	179,863	13,534
Vice President of Cinergy, and	1999	350,004	196,002	15,845	0		166,700	0	13,390
President of the Power Technology and	1998	315,000	135,450	13,822	0		16,700	0	11,665
Infrastructure Services Business Unit
Jackson H. Randolph	2000	536,250		63,774	0		0	0	128,944
Retired Chairman	1999	585,000	321,750	17,551	0		0	0	110,990
of the Board	1998	585,000	321,750	13,405	0		0	0	98,157

(1)
Amounts appearing in this column for 2000 include for Messrs. Rogers, Cyrus, Grealis, Thomas, Ingle and Randolph, respectively: (i) employer matching contributions under 401(k) plan and related excess benefit plan of $31,500, $15,741, $14,628, $13,293, $11,238 and $16,088; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $558, $3,835, $4,917, $4,375, $2,296 and $1,773. Also includes for Mr. Rogers deferred compensation in the amount of $50,000, and for Messrs. Rogers and Randolph, respectively, above-market interest on amounts deferred pursuant to deferred compensation agreements of $76,498 and $96,862, and benefits under split dollar life insurance agreements of $12,955 and $14,221.
(2)
Reflects dollar value of a restricted stock award, determined by multiplying the number of shares in the award by the closing market price of Cinergy common stock as of the effective date of the grant. The number of shares of restricted stock and the value of these shares at December 31, 2000, determined by multiplying the number of shares by the year end closing market price, was 27,258 restricted shares valued at $957,574.

Option/SAR Grants Table

       The following table shows individual grants of options to purchase Cinergy common stock made to the named executive officers during 2000.

Individual Grants(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	55,400	4.16%	23.656	1/3/2010	810,107	2,066,239
	378,200	28.44%	24.375	1/19/2010	5,835,626	14,753,582
Michael J. Cyrus	52,500	3.95%	24.375	1/19/2010	810,075	2,048,025
William J. Grealis	47,500	3.57%	24.375	1/19/2010	732,925	1,852,975
Larry E. Thomas	42,100	3.17%	24.375	1/19/2010	649,603	1,642,321
Donald B. Ingle, Jr.	36,800	2.77%	24.375	1/19/2010	567,824	1,435,568

(1)
Options shown in the first row of column (b) for Mr. Rogers were granted effective January 3, 2000 and become exercisable in five equal annual installments beginning on January 3, 2001. All remaining options for each named officer were granted pursuant to the LTIP effective January 19, 2000 and become exercisable on January 19, 2003, the third anniversary of the grant. In the case of a change-in-control of Cinergy, all stock options become immediately exercisable.

(2)
The amounts shown in columns (f) and (g) represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, necessarily, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

       The following table shows information concerning: (i) stock options exercised by the named executive officers during 2000, including the value realized (i.e., the spread between the exercise price and market price on the date of exercise); and (ii) the number of shares covered by options held on December 31, 2000 and the value of the person's "in the money" options. "In-the-money" value is the positive spread between the market price of Cinergy common stock on December 31, 2000 ($35.125 per share) and an option's exercise price per share.

(a)	(b)	(c)	(d)	(e)
			Number of Securities Underlying Unexercised Options/SARs at Year End (#)
				Value of Unexercised In-The-Money Options/SARs at Year End ($)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
James E. Rogers	0	0	616,429/1,153,600	4,231,962/8,652,975
Michael J. Cyrus	0	0	30,000/221,100	339,375/1,946,175
William J. Grealis	6,841	74,396	157,796/188,200	1,307,169/1,888,825
Larry E. Thomas	4,371	53,818	144,945/180,500	1,326,551/1,828,475
Donald B. Ingle, Jr.	0	0	56,720/180,180	355,658/1,780,655
Jackson H. Randolph	0	0	141,258/0	1,730,411/0

Long-Term Incentive Plan Awards Table

       Effective January 1, 2000, Cinergy initiated three performance cycles under its LTIP. In order to establish a program of overlapping three-year cycles, the first new cycle covered year 2000, the second covers years 2000 and 2001, and the third covers years 2000 through 2002. A fourth cycle began January 1, 2001 and will continue through 2003. Awards under the first and second cycles consisted solely of performance shares. Awards under the third cycle include both performance shares and stock options. Stock options granted as part of the third cycle are reported under the "Option/SAR Grants Table" above. The following table reports potential payouts of performance shares awarded to the named executive officers during 2000.

Estimated Future Payouts under Non-Stock Price-Based Plans(2)
(c)
Performance or Other Period Until Maturation or Payout
(a)	(b)		(d)	(e)	(f)
Name	Number of Shares, Units or Other Rights (#)		Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	6,425 12,850 19,274	20,725 41,451 62,176	41,450 82,902 124,352
Michael J. Cyrus	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,960 3,920 5,880	6,322 12,645 18,967	12,644 25,290 37,934
William J. Grealis	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,775 3,550 5,325	5,726 11,452 17,178	11,452 22,904 34,356
Larry E. Thomas	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,573 3,146 4,720	5,075 10,150 15,226	10,150 20,300 30,452
Donald B. Ingle, Jr.	– – (1)	1/1/00 – 12/31/00 1/1/00 – 12/31/01 1/1/00 – 12/31/02	1,372 2,745 4,118	4,428 8,856 13,285	8,856 17,712 26,570

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's total shareholder return ("TSR") targets for a cycle as compared with the TSR of a peer group composed of the companies comprising the S&P Super Composite Electric Index. The threshold, target and maximum amounts are earned if Cinergy's TSR meets or exceeds certain percentiles of the peer group's TSR. Except in the case of disability, death or retirement on or after age 50 during the cycle, a participant must be employed on January 1 following the end of a cycle to receive an earned award. See "Summary Compensation Table" above for payouts related to the cycle ended December 31, 2000 and "Board Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" for additional information.

Pension Benefits

       At retirement, the named executive officers will receive benefits under our Non-union Employees' Pension Plan, plus certain supplemental plans or agreements. Our Pension Plan is a defined benefit pension plan, to which participants do not contribute.

       The Pension Plan's formula for benefits takes into account the participant's highest average earnings, years of plan participation, and covered compensation. Highest average earnings is the average annual salary during the employee's three consecutive years producing the highest average within the ten years immediately preceding his or her retirement. Highest average earnings also includes any short-term incentive and/or deferred compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years.

       Our formula for calculating the annual pension benefit is:

  •
  1.1% of highest average earnings plus 0.5% of highest average earnings in excess of covered compensation,

     times the number of years of plan participation through 35 years,

  •
  plus 1.4% of highest average earnings times the number of years of plan participation over 35 years.

       Each year, the Internal Revenue Service establishes a dollar limit on the amount of pay that can be counted for purposes of benefits under this type of pension plan and on the annual benefit that may be provided. As a result, we also have an Excess Pension Plan which is designed to restore pension benefits, calculated in accordance with the formula given above, to those individuals whose benefits under the Pension Plan otherwise would be reduced by the IRS limits. Each named executive officer is covered under our Excess Pension Plan.

       The following table shows the estimated annual pension benefits payable as a straight-life annuity under both pension plans to participants who retire at age 62. The benefits are not subject to any deduction for social security or other offset amounts.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$500,000	$38,925	$77,850	$116,775	$155,700	$194,625	$233,550	$272,480	$307,480
600,000	46,925	93,850	140,775	187,700	234,625	281,550	328,480	370,480
700,000	54,925	109,850	164,775	219,700	274,625	329,550	384,480	433,480
800,000	62,925	125,850	188,775	251,700	314,625	377,550	440,480	496,480
900,000	70,925	141,850	212,775	283,700	354,625	425,550	496,480	559,480
1,000,000	78,925	157,850	236,775	315,700	394,625	473,550	552,480	622,480
1,100,000	86,925	173,850	260,775	347,700	434,625	521,550	608,480	685,480
1,200,000	94,925	189,850	284,775	379,700	474,625	569,550	664,480	748,480
1,300,000	102,925	205,850	308,775	411,700	514,625	617,550	720,480	811,480
1,400,000	110,925	221,850	332,775	443,700	554,625	665,550	776,480	874,480
1,500,000	118,925	237,850	356,775	475,700	594,625	713,550	832,480	937,480
1,600,000	126,925	253,850	380,775	507,700	634,625	761,550	888,480	1,000,480
1,700,000	134,925	269,850	404,775	539,700	674,625	809,550	944,480	1,063,480
1,800,000	142,925	285,850	428,775	571,700	714,625	857,550	1,000,480	1,126,480
1,900,000	150,925	301,850	452,775	603,700	754,625	905,550	1,056,480	1,189,480
2,000,000	158,925	317,850	476,775	635,700	794,625	953,550	1,112,480	1,252,480
2,100,000	166,925	333,850	500,775	667,700	834,625	1,001,550	1,168,480	1,315,480
2,200,000	174,925	349,850	524,775	699,700	874,625	1,049,550	1,224,480	1,378,480
2,300,000	182,925	365,850	548,775	731,700	914,625	1,097,550	1,280,480	1,441,480
2,400,000	190,925	381,850	572,775	763,700	954,625	1,145,550	1,336,480	1,504,480
2,500,000	198,925	397,850	596,775	795,700	994,625	1,193,550	1,392,480	1,567,480

       Mr. Randolph's accrued annual pension benefit is based upon 40 years of credited service. The estimated credited years of service at age 62 for the remaining named executive officers are as follows: Mr. Rogers, 20 years; Mr. Cyrus, 19 years; Mr. Grealis, 12 years; Mr. Thomas, 37 years; and Mr. Ingle, 14 years.

       In addition to the pension plans, we have a Supplemental Executive Retirement Plan ("SERP"). The Senior Executive Supplement portion of the SERP provides executive officers an opportunity to earn a pension benefit that will replace up to 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date that the participant begins service as a senior executive, up to a maximum of 15 years. The Senior Executive Supplement is an amount equal to a maximum of 60% of the greater of the employee's highest average earnings (as defined in our Pension Plan) or the final 12 months of base pay and Annual Incentive Plan pay. The Senior Executive Supplement is reduced by the actual benefits provided under the Pension Plan and the Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. The estimated retirement income replacement percentage for Messrs. Rogers, Cyrus, Grealis, Thomas and Ingle is 60%, 60%, 48%, 52% and 56%, respectively.

       Mr. Randolph has a Supplemental Executive Retirement Income Agreement under which he has begun to receive, effective December 1, 2000, an annual supplemental retirement benefit of $511,654, in monthly installments of $42,638 for 180 months.

       Our Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year.

Employment Agreements and Severance Arrangements

       Mr. Randolph had an employment agreement with Cinergy which was entered into in 1994 and continued through November 30, 2000, when he retired. Under the agreement he served as Cinergy's Chairman of the Board and received a minimum annual base salary of $465,000.

       Each of the other named executive officers has a three-year employment agreement with Cinergy. The current agreements of Messrs. Rogers, Grealis, Thomas and Ingle became effective December 30, 1999 and initially expired on December 31, 2002. Mr. Cyrus' agreement became effective on April 6, 1998 and initially expired on April 6, 2001. In each case, the agreement automatically has been and will be extended for an additional year on its anniversary date, unless the executive officer or Cinergy gives timely notice otherwise.

       Under his agreement, Mr. Rogers receives a minimum annual base salary of $810,000. Mr. Rogers' employment agreement also provides that when he retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the Pension Plan, the Excess Pension Plan and the SERP (together, the executive retirement plans) and (2) 60% of his highest average earnings times a fraction, the numerator of which is his years of participation and the denominator of which is 35. For purposes of Mr. Rogers' employment agreement, his highest average earnings are as defined in the Pension Plan plus any amounts deferred under his Deferred Compensation Agreement (described below) during the calculation period.

       Under his agreement, Mr. Cyrus receives a minimum annual base salary of $495,000. He also was awarded 27,258 restricted shares of Cinergy common stock, having a date of grant value of $1,000,000.

       Under his agreement, Mr. Grealis receives a minimum annual base salary of $440,000. When Mr. Grealis retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the executive retirement plans and (2) 60% of his highest average earnings (as defined in the Pension Plan).

       Under his agreement, Mr. Thomas receives a minimum annual base salary of $390,000. The supplemental retirement benefit provisions of Mr. Thomas' employment agreement are the same as those described above for Mr. Grealis.

       Under his agreement, Mr. Ingle receives a minimum annual base salary of $350,004. When Mr. Ingle retires, or if he dies prior to retirement, he (or his spouse) will be entitled to a supplemental retirement benefit equal to the difference between (1) his total benefit under the executive retirement plans and (2) 60% of his highest average earnings (as defined in the Pension Plan) times a fraction, the numerator of which is his years of participation and the denominator of which is 35.

       For purposes of each of Messrs. Rogers' and Ingle's agreements, years of participation means the lesser of 35, or 25 plus two additional years for each birthday after age 50.

       Each named executive officer participates in our Annual Incentive Plan, Stock Option Plan, LTIP, Excess Pension Plan, SERP and Executive Supplemental Life Insurance Program, except that Mr. Randolph did not participate in the LTIP or SERP, and Messrs. Cyrus and Ingle do not participate in the Stock Option Plan. The named executive officers also participate in all other retirement and welfare benefit plans generally applicable to our employees and/or executives and receive other fringe benefits such as the use of automobiles, the payment of club dues and the furnishing of financial planning and tax preparation services.

       The employment agreement of each named executive officer specifies Cinergy's obligations in the event of the executive's termination of employment before the end of the term of his agreement. The principal termination provisions are described below. Each agreement is, however, somewhat different and all of the provisions described may not apply to a particular executive.

       If an executive officer's employment terminates for any reason, we will pay:

  •
  any accrued and unpaid base salary;

  •
  a pro rata portion of the executive's Annual Incentive Plan bonus, based at least on his target amount for the year;

  •
  any compensation which the executive has deferred, including any accrued interest or earnings; and

  •
  any other vested benefits which are not forfeited under the terms of our various benefit plans and agreements.

In addition, if the termination of employment is prior to a "change in control" and is by Cinergy without "cause" or by the executive for "good reason" (as each is defined in the executive's agreement), the executive will receive:

  •
  three times his annual salary plus annual incentive plan bonus, with the bonus amount being not less than his target amount in effect at the time of notice of termination;

  •
  the present value of any additional amounts to which the executive would have been entitled at the end of the agreement's term under the Executive Supplemental Life Insurance Program and the LTIP's Value Creation Plan;

  •
  the value of all deferred compensation and executive life insurance benefits (not covered above), whether or not then vested or payable;

  •
  either continued medical and welfare benefits through the end of the term of the agreement, or a lump sum payment equal to the amount of the premiums for the medical and welfare benefits; and

  •
  ownership of his company car and certain tax counseling services.

       Alternatively, if Cinergy terminates the executive officer's employment without cause or he terminates his employment for good reason, generally within 24 months after a change in control, the executive will receive a severance payment equal to the greater of:

  •
  the present value of the amounts and benefits described above, except for the medical and welfare benefits; or

  •
  three times the sum of:

  (a)
  his base salary in effect immediately prior to the event resulting in termination or, if higher, to the date of the change in control; and

  (b)
  his pay under all Cinergy incentive compensation or bonus plans for the year preceding termination or, if higher, the year preceding the change in control.

The executive officer also will be provided with either replacement life, disability, accident and health insurance benefits for 36 months, reduced to the extent he receives, without cost to him, comparable benefits, or a lump sum payment equal to the amount of the premiums for these insurance benefits.

       In addition to the above:

  •
  Upon termination for any reason, Mr. Rogers will receive benefits under his deferred compensation agreement (described below) and split dollar life insurance agreement.

  •
  If the employment of Mr. Rogers, Grealis, Thomas or Ingle is terminated for other than cause following a change in control, the executive's supplemental retirement benefit will equal the difference between his total benefit under all executive retirement plans and 60% of his highest average earnings.

  •
  Messrs. Rogers, Grealis, Thomas and Ingle are each entitled to reimbursement for relocation expenses after termination of employment for any reason other than death.

  •
  Cinergy will pay all legal fees and expenses incurred by the executive officer as a result of disputing a termination of employment which entitles the executive to benefits under his agreement.

  •
  If an executive officer's termination of employment payments are subject to an excise tax, Cinergy must pay the executive an additional amount so that the net amount retained by the executive after taxes, including taxes on the additional amount, equals the pre-tax benefit amount to which the executive is entitled.

Deferred Compensation Agreements

       Mr. Randolph had a deferred compensation agreement with Cinergy under which he was credited annually, for the five-year period from 1992 through 1996, with a $50,000 base salary increase in the form of deferred compensation. Effective January 1, 2001, Mr. Randolph has begun to receive an annual cash benefit of $179,000, payable for a 15-year period, pursuant to the agreement.

       Mr. Rogers also has a deferred compensation agreement with Cinergy under which he was credited annually, from 1992 through 1996, with a $50,000 base salary increase in the form of deferred compensation. He is credited annually with the same amount for the additional five-year period from 1997 through 2001. When his employment terminates for any reason other than death, Mr. Rogers will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 or later than January 2010. The annual cash benefit amount payable for the 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment begins in January 2010. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

       In addition, if Mr. Rogers' employment terminates for any reason other than death:

  •
  before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above, plus interest; or

  •
  on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 or later than January 2010. This benefit will range from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010.

       Comparable amounts are payable if Mr. Rogers' dies:

  •
  prior to January 1, 2002 while employed or disabled, or

  •
  on or after January 1, 2002, but before payment of benefits begins.

       If Mr. Rogers becomes disabled prior to the completion of the second award period, his benefits for that period will be proportionately reduced to take into account the deferred compensation not yet credited for the remainder of the period.

Compensation Committee Interlocks and Insider Participation

       Mr. Schiff, who is Chairman of the Board, President and Chief Executive Officer of Cincinnati Financial Corporation, is a member of our Board's Compensation Committee. Mr. Randolph, who served as our Chairman of the Board until his retirement on November 30, 2000, was a member of the board of directors of Cincinnati Financial Corporation until he retired from that board on November 17, 2000.

       Cinergy and its subsidiaries carry various bond and insurance coverage for their directors, officers and employees against certain civil liabilities. During 2000, insurance premiums amounting to approximately $85,900, at competitive rates, were paid to John J. & Thomas R. Schiff & Co., Inc., of which Mr. Schiff is a shareholder and member of the board of directors.

Performance Graph

       The following line graph compares the cumulative total shareholder return of Cinergy common stock with the cumulative total returns during the same time period of the S&P Super Composite Electric Index, the S&P Electric Utilities Index and the S&P 500 Stock Index. Because, as indicated in the Compensation Committee Report (see page 18), the Committee now uses the S&P Super Composite Electric Index companies as a peer group for comparing total shareholder return, we intend to switch to this Index in the Performance Graph in future years. For this year, both the new Index and the previously used S&P Electric Utilities Index are presented in the graph below. The graph tracks performance from December 31, 1995 through December 31, 2000, and assumes a $100 initial investment and dividend reinvestment.

	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00
Cinergy Common Stock	$100.00	$115.30	$139.70	$131.90	$97.60	$153.00
S&P Super Composite Electric Index	$100.00	$100.90	$122.60	$135.10	$105.30	$149.80
S&P Electric Utilities Index	$100.00	$99.80	$126.00	$145.50	$117.40	$180.00
S&P 500 Stock Index	$100.00	$123.00	$164.00	$210.90	$255.20	$232.00

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 requires Cinergy's directors and executive officers, and persons owning more than ten percent of Cinergy's common stock, to file with the SEC and New York Stock Exchange initial reports of beneficial ownership and certain changes in such beneficial ownership, with respect to the equity securities of Cinergy. We prepare and file such reports on behalf of our directors and executive officers and, for the year ended December 31, 2000, an amendment to the Form 5 was filed on behalf of Mr. M. Stephen Harkness, a Vice President of Cinergy. The amended Form 5 reported a grant of stock options during December 1999 that was inadvertently omitted from the original filing. To our knowledge, all other Section 16(a) reporting requirements applicable to our directors, executive officers and greater-than-ten-percent shareholders were complied with during 2000.

Independent Public Accountants

       Arthur Andersen LLP served as independent public accountants for Cinergy and its subsidiaries for 2000, and has been selected as independent public accountants for Cinergy and its subsidiaries for 2001. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Arthur Andersen for services during 2000 is provided below.

       Audit Fees.  For professional services rendered for the audit of Cinergy's fiscal year 2000 consolidated financial statements and the review of the financial statements included in Cinergy's fiscal year 2000 Forms 10-Q, Arthur Andersen billed Cinergy a total of $1,140,000.

       All Other Fees.  In addition to the fees described above, Arthur Andersen billed Cinergy an aggregate of $4,893,700 for all other services rendered during 2000.

       Cinergy's Audit Committee considered whether the non-audit services rendered by Arthur Andersen were compatible with maintaining Arthur Andersen's independence as auditors of our consolidated financial statements.

Proposals and Business by Shareholders

       If you wish to submit a proposal for inclusion in the proxy statement for our 2002 annual meeting of shareholders, we must receive it by November 19, 2001.

       In addition, if you wish to introduce business at our 2002 annual meeting (other than that in the Notice of the meeting), you must send us written notice of the matter. Your notice must comply with the requirements of our By-Laws, and we must receive it no earlier than January 2, 2002 and no later than January 31, 2002. The individuals named as proxy holders for our 2002 annual meeting will have discretionary authority to vote proxies on matters of which we are not properly notified and also may have discretionary voting authority under other circumstances.

       Your proposal or notice should be mailed to Cinergy's Secretary at 139 East Fourth Street, Cincinnati, Ohio 45202.

By order of the Board of Directors,
JULIA S. JANSON Corporate Secretary

Dated: March 19, 2001

APPENDIX A

Audit Committee Charter

I.  Purpose

       The purpose of the Audit Committee is to assist the Board of Directors by overseeing the internal and external processes relating to the keeping of the Company's financial and accounting records and the preparation of its financial statements.

II.  Membership

       The members of the Audit Committee shall be appointed from time to time by the Board of Directors from among its members and shall meet the requirements of the New York Stock Exchange. Specifically each member shall be "independent," which is defined as one having no relationship to the Company that may interfere with the exercise of her/his independence from management and the Company. All members of the Committee shall be or, within a reasonable time after appointment, become financially literate, and one member shall have accounting or related financial expertise as required by the New York Stock Exchange.

III.  Meetings

       The Audit Committee shall meet at least two times per year and more frequently as it believes is necessary or appropriate to fulfill its duties and responsibilities under this Charter. The Committee shall report regularly to the Board of Directors on the Committee's activities.

       If the Committee deems it necessary, the Committee may retain special accounting, legal or other advisors to assist it. The Committee shall have access to all books, records, facilities and personnel of the Company. The Committee may request any Company personnel, or the Company's outside legal counsel or outside auditors, to meet with the Committee or any of its members or advisors.

       The Committee shall meet at least annually, in separate executive sessions, with (a) the Company's management, (b) the head of the Company's internal auditing function, and (c) the Company's outside auditors.

IV.  Duties and Responsibilities

  The Audit Committee shall:

  Outside Auditors

  1.
  In consultation with management, select and recommend to the Board of Directors for appointment the Company's outside auditors for the coming fiscal year.

  2.
  In consultation with management, review and discuss with the outside auditors the scope of their audit and non-audit services and their fees for each.

  3.
  Require that the outside auditors periodically submit to the Committee a written statement consistent with Independent Standards Board Standard No.1 delineating all relationships between the outside auditors and the Company.

  4.
  Discuss with the outside auditors any disclosed relationships or services that may affect their objectivity and independence.

  5.
  Recommend to the Board any appropriate actions to satisfy itself of the outside auditors' independence.

  6.
  Recognizing that the outside auditors ultimately are accountable to the Board of Directors and the Audit Committee, evaluate the performance of the outside auditors and, if appropriate, recommend to the Board that the outside auditors be replaced.

  Financial Statements and Audit Results

  7.
  Prior to the Company's quarterly earnings release or to the filing of its Form 10-Q, whichever is earlier, discuss with management and the outside auditors the results of the outside auditors' review of the Company's interim financial statements.

  8.
  Review and discuss the Company's audited financial statements and the related auditors' report with management and the outside auditors prior to recommending their approval and inclusion in the Company's Form 10-K to the Board. In particular, as applicable before, during and after the audit process:

        (a)    Discuss with financial management and the outside auditors any new auditing and accounting principles and practices that must or may be adopted and their impact on the Company's financial statements.

        (b)    Determine through discussion with the outside auditors that no limitations were placed by management on the scope of their audit or its implementation and that there was a free exchange of information between Company personnel and the outside auditors.

        (c)    Discuss with the outside auditors their judgment about the quality, as well as the acceptability, of the accounting principles which the Company applies in its financial reporting.

        (d)    Periodically discuss areas of known financial risk and uncertainty with management and management's plans to deal with these risks and uncertainties.

  Internal Accounting Procedures and Controls

  9.
  Review with management and the outside auditors both the internal auditors' and the outside auditors' reports and recommendations relating to the integrity of the Company's internal accounting procedures and controls.

  10.
  Review the Company's plans for implementing any necessary or desirable improvements to its internal accounting procedures and controls.

  11.
  Monitor the Company's progress toward implementing any identified improvements.

  12.
  Review and evaluate the performance of the internal auditing function, including a review of the performance of the Company's executive responsible for internal auditing and, if appropriate, recommend the selection of a new person.

V.  Charter and Proxy Statement Reports

  13.
  The Audit Committee shall review and assess this Charter at least annually and shall recommend to the Board of Directors for adoption any revisions which the Committee believes are necessary or appropriate.

  14.
  Consistent with the exercise of its business judgment, the Committee shall prepare, for inclusion in the Company's Proxy Statement, the annual Committee report required by the rules of the Securities and Exchange Commission.

VI.  Committee Governance; Limits of Responsibility

  15.
  The Committee shall establish such rules and procedures as it believes are necessary to fulfill its duties and responsibilities under this Charter.

  16.
  The Committee shall be mindful that its role is one of oversight and that it is not the duty or responsibility of the Committee to conduct audits or to determine if the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of the Company's management to prepare the financial statements and the responsibility of the Company's outside auditors to conduct the audit. It also is not the duty of the Committee to resolve any disagreements between the Company's management and its outside auditors.

APPENDIX B

Preferred Stock Provisions

       The Board of Directors is hereby expressly authorized to provide for, designate and issue out of the authorized but unissued shares of preferred stock, one or more series of preferred stock, subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

  i.
  the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

  ii.
  whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law, and, if so, the terms of such voting rights or powers, which may be full or limited;

  iii.
  the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other series of preferred stock or on any other class of stock of the corporation or any series of such class;

  iv.
  whether the shares of such series shall be subject to redemption by the corporation, and, if so, the times, prices and other conditions of such redemption;

  v.
  the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the corporation and the preference or relation which such amount or amounts shall bear to the amount or amounts payable on any other series of preferred stock or on any other class of stock of the corporation or any series of such class;

  vi.
  whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

  vii.
  whether the shares of such series shall be convertible into, or exchangeable for, shares of preferred stock of any other series or any other class of stock of the corporation or any series of such class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

B-1

  viii.
  the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of preferred stock of any other series or any other class of stock of the corporation or any series of such class;

  ix.
  the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of the preferred stock or of any class of stock of the corporation or any series of such class; and

  x.
  any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof.

       The powers, designations, preferences and relative, participating, optional or other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of authorized shares of preferred stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of preferred stock designated as any one or more series of preferred stock.

B-2

VOTE BY TELEPHONE
Cinergy Corp. 139 East Fourth Street Cincinnati, OH 45202	HAVE YOUR PROXY AVAILABLE WHEN YOU CALL THE Toll-Free number 1-800-250-9081 using a touch-tone phone. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number. Please follow the simple prompts that will be presented to you to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-250-9081	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 11:59 p.m. eastern daylight time on April 30, 2001 to be counted in the final tabulation.

Your Control Number is:

Please sign and date this proxy where indicated below before mailing.
\/  Please fold and detach card at perforation before mailing.  \/

PROXY	CINERGY CORP.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 1, 2001.

The undersigned shareholder hereby appoints James E. Rogers, Jerome A. Vennemann and Julia S. Janson, and each of them, proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Cinergy Corp. on Tuesday, May 1, 2001, and at any adjournment(s) thereof, as indicated on the reverse side and in accordance with the judgment of said proxies on any other business which may come before the meeting or any adjournment(s), all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

Signature(s)
Signature(s)
Date:	, 2001

Please sign exactly as your name(s) appear on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Cinergy Corp.
2001 Annual Meeting of Shareholders
May 1, 2001 at 11:00 a.m. EDT

Omni Netherland Plaza Hotel
35 W. Fifth Street
Cincinnati, Ohio 45202

Driving Directions to Omni Netherland Plaza Hotel

From I-74 Eastbound (from Indianapolis)
Take I-74 East to I-75 South, follow I-75 South approximately 4 miles and take the Fifth Street exit (Exit 1E which will be on the left). Follow Fifth Street three blocks and turn right on to Race Street. The Omni Netherland Plaza Hotel is on the immediate left.
From Cincinnati/Northern Kentucky Airport
Take I-275 East to I-71 / I-75 North. Follow I-71 / I-75 North approximately 10 miles and cross over the bridge into Ohio and stay in the center lane. Follow the signs to I-75 Dayton. Take Exit 1G which is for River Road/Fifth Street and immediately take the Fifth Street exit (right side). Follow Fifth Street approximately three blocks to Race Street and turn right on to Race Street. The Omni Netherland Plaza Hotel is on the immediate left.	MAP GOES HERE
From I-71 / I-75 Northbound
Same directions as above from Cincinnati/Northern Kentucky Airport.
From I-75 Southbound
Take I-75 South to the Fifth Street exit (Exit 1E), which will be on the left side. Follow Fifth Street approximately three blocks to Race Street and turn right on to Race Street. The Omni Netherland Plaza Hotel is on the immediate left.
From I-71 Southbound
Take I-71 South to the Reading Road exit (Exit 2). Follow signs to Reading Road South which turns into Central Parkway. Take Central Parkway to Race Street and turn left on to Race St. Follow Race St. approximately five blocks. The Omni Netherland Plaza Hotel is on the left once you cross Fifth Street.	Alternate Parking Garages 1. Fountain Square — Fifth Street and Vine 2. Century Parking — Sixth Street and Walnut 3. Tower Place Garage — Fourth Street and Race
From I-471 Northbound
Take I-471 North to the Sixth Street exit. Go six blocks and turn left on to Race Street. Follow Race Street one block. The Omni Netherland Plaza Hotel is on the left once you cross Fifth Street.

The Omni Netherland Plaza Hotel is on the corner of Fifth and Race Streets (see X on the map). Valet parking is available through the doorperson or the underground valet. Both are located on the Race Street side of the hotel, between Fourth and Fifth Streets.

\/  Please fold and detach card at perforation before mailing.  \/

PROXY	CINERGY CORP.	PROXY

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of all nominees for director and in favor of Item 2, and in the discretion of the proxy holders as to any other business which may come before the meeting or any adjournment(s).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES AND "FOR" ITEM 2.

1.	Election of four Class I Directors (terms expiring in 2004)
Nominees: James K. Baker Michael G. Browning John A. Hillenbrand II George C. Juilfs
	/ / FOR all nominees listed above (except as marked to the contrary below)	/ / WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee's name on the line below.

2.	To approve the amendment of Article FOURTH of Cinergy's Certificate of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock.
/ / FOR / / AGAINST / / ABSTAIN

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE